FORM 8-K

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 6, 2004

Commission file number 1-12579

OGE ENERGY CORP.
(Exact name of registrant as specified in its charter)

Oklahoma (State or other jurisdiction of incorporation or organization)	73-1481638 (I.R.S. Employer Identification No.)

321 North Harvey
P.O. Box 321
Oklahoma City, Oklahoma 73101-0321
(Address of principal executive offices)
(Zip Code)

405-553-3000
(Registrant’s telephone number, including area code)

Item 5. Other Events

        OGE Energy Corp. (the “Company”) is the parent company of Oklahoma Gas and Electric Company (“OG&E”), a regulated electric utility with approximately 728,000 customers in Oklahoma and western Arkansas, and Enogex Inc. and its subsidiaries (“Enogex”), a natural gas pipeline business with principal operations in Oklahoma and Arkansas.

        On July 6, 2004, the Company issued a press release announcing that OG&E received regulatory approval from the Federal Energy Regulatory Commission to purchase a 77 percent interest in the 520 megawatt NRG McClain Station. This press release is furnished as Exhibit 99.01 and incorporated herein by reference.

Item 7. (c) Exhibits

Exhibit Number	Description
99.01	Press release dated July 6, 2004, announcing FERC Approves OGE’s Purchase of Power Plant.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OGE ENERGY CORP. (Registrant)
By	/s/ Donald R. Rowlett
Donald R. Rowlett Vice President and Controller (On behalf of the registrant and in his capacity as Chief Accounting Officer)

July 9, 2004

Exhibit 99.01

FERC Approves OGE’s Purchase of Power Plant
Customers’ future power needs to be met at lower costs

OKLAHOMA CITY – OG&E Electric Services has received approval from the Federal Energy Regulatory Commission (FERC) to purchase 77-percent interest in the McClain Power Plant in Newcastle, Oklahoma, from NRG McClain LLC, an indirect subsidiary of NRG Energy Inc. The Oklahoma Municipal Power Authority will continue to hold the remaining 23 percent.

Now that the last regulatory hurdle has been cleared, OG&E intends to complete the $160 million purchase of the 520-megawatt plant as soon as possible, said Steve Moore, Chairman of the Board, President and CEO of OGE Energy Corp.

“I am very pleased with this decision, and I appreciate the FERC Commissioners’ efforts to work through the difficult issues involved,” Moore said. “I also appreciate the support received from U.S. Senators Inhofe and Nickles and Oklahoma Corporation Commission Chairman Denise Bode, because this decision and our acquisition of the McClain plant will result in significant savings and reliability enhancements for our customers.”

The proposal to buy the fuel-efficient, combined-cycle natural gas plant was first presented to FERC for review in August 2003. In October, a U.S. Bankruptcy Court judge in New York approved the sale by NRG, the Minnesota-based energy company that filed for bankruptcy earlier this year.

However, last December, FERC expressed some concerns about the effect on the wholesale power market in the region. OG&E submitted a mitigation plan that the FERC adopted with minor modifications.

The FERC approval means OG&E can continue to reduce electric rates by at least $75 million over a three-year period as promised in a 2002 rate settlement negotiated with the Oklahoma Corporation Commission.

OG&E, a subsidiary of OGE Energy Corp. (NYSE: OGE) serves approximately 720,000 customers in a service territory spanning 30,000 square miles in Oklahoma and western Arkansas. OGE Energy also is the parent company of Enogex Inc., a natural gas pipeline company with principal operations in Oklahoma and Arkansas.